                                                                    EXHIBIT 12.1

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)


                                             SIX MONTHS
                                                ENDED         YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED
                                            SEPTEMBER 30,      MARCH 31,      MARCH 31,      MARCH 31,      MARCH 31,      MARCH 31,
                                                2002             2002           2001           2000           1999           1998
                                            -------------     ----------     ----------     ----------     ----------     ----------
Consolidated pretax income (loss) from
  continuing operations                       $   6,496         (4,351)        19,496         11,659         (7,839)       (27,122)

Net amortization of debt issuance expense           769          1,420          1,389          1,326          1,412          2,292

Interest expense                                 13,536         28,553         31,653         32,637         34,830         36,664

Interest portion of rental expense                  861          1,722          1,950          2,015          2,301          2,130
                                              ---------         ------         ------         ------         ------         ------

Earnings                                      $  21,662         27,344         54,488         47,637         30,704         13,964
                                              =========         ======         ======         ======         ======         ======

Interest expense                              $  13,536         28,553         31,653         32,637         34,830         36,664

Net amortization of debt issuance expense           769          1,420          1,389          1,326          1,412          2,292

Interest portion of rental expense                  861          1,722          1,950          2,015          2,301          2,130
                                              ---------         ------         ------         ------         ------         ------

    Fixed Charges                             $  15,166         31,695         34,992         35,978         38,543         41,086
                                              =========         ======         ======         ======         ======         ======

    Ratio of Earnings to Fixed Charges             1.43x            (a)          1.56x          1.32x            (a)            (a)
                                              =========         ======         ======         ======         ======         ======

(a) The deficiency of earnings required to cover fixed charges for the fiscal years ended March 31, 2002, 1999 and 1998 was $4,351, $7,839 and $27,122, respectively. The deficiency of earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes, discontinued operations and extraordinary items from fixed charges. Fixed charges consist of interest expense and one-third of operating lease rental expense, which is deemed to be representative of the interest factor. The deficiency of earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):


                                  FISCAL YEAR ENDED MARCH 31,
                            ---------------------------------------
                               2002            1999         1998
                            ----------     ----------    ----------
Depreciation                $  27,024         29,651       28,124
Amortization                    4,175          4,025       10,413
Non-cash charges                4,723            945        2,301
                            ---------         ------      -------
  Total                     $  35,922         34,621       40,838
                            =========         ======      =======

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